Exhibit 99.1
Global Water Resources Reports Second Quarter 2023 Results and
Surpasses 60,000 Connections

PHOENIX, AZ – August 9, 2023 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the second quarter ended June 30, 2023. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below).
Q2 2023 Financial Highlights
•Total revenue increased $1.3 million, or 11.0%, to $13.0 million.
~~•~~Net income decreased $0.4 million, or 17.5%, to $1.7 million, or $0.07 per share. The primary reason for the decrease is the approximate $0.7 million in tax benefit experienced during Q2-2022 related to the rate decision.
•Adjusted EBITDA increased $0.6 million, or 10.5%, to $6.7 million (see definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).
•Extended term of $15 million revolving line of credit through July 1, 2025.
•Declared three monthly cash dividends of $0.02483 per common share, or $0.29796 per common share on an annualized basis.
Q2 2023 Operational Highlights
•Total active service connections increased 8.0% to 60,291 at June 30, 2023.
•Annualized active service connection growth rate was 14.3%.
•Water consumption increased 5.6% to 1.13 billion gallons.
•Invested $7.2 million in infrastructure projects to support existing utilities and continued growth.
•Saguaro District rate case application filed with the Arizona Corporation Commission for water rates.
Subsequent Events
•A significant portion of the water and wastewater infrastructure in the company’s Pinal County southwest service area was put into service on or after July 1, 2023 with the remaining infrastructure to be put into service once sufficient flows are established. The total value of this investment is approximately $38.4 million.
•Related, on July 3, 2023, Global Water-Palo Verde Utilities Company, Inc. (Palo Verde) and Global Water-Santa Cruz Water Company, Inc. (Santa Cruz) filed an application with the ACC for approval of an accounting order to defer and record as a regulatory asset the depreciation expense for the newly activated Southwest Plant, plus the carrying cost at the authorized rate of return set in Palo Verde’s and Santa Cruz’s most recent rate order, until the plant is considered for recovery in the utilities’ next rate case.

Management Commentary
“In Q2, we continued to generate top-line growth and increased adjusted EBITDA over the same year-ago period,” commented Global Water Resources president and CEO, Ron Fleming. “Revenues generated by our water, wastewater and recycled water services increased by 11.0% compared to Q2 2022, primarily as a result of both growth in connections and our scheduled increase in rates.
“Revenue growth reflected a full quarter contribution from our Farmers Water acquisition in February, which is our largest acquisition since going public on Nasdaq in 2016.
“While our service areas experienced a notable slowdown in new housing starts over the last year due to higher interest rates, we have begun to experience a rebound in 2023. In fact, through the first half of 2023, the City of Maricopa has issued 392 single family housing permits, while they only issued 245 single family housing permits during the last six months of 2022. This reflects a 60% increase and correlates with the increasing amount of development activity we see in the community that is a precursor to the need for more housing options, including numerous multi-family housing projects.
“We anticipate further service connection growth due to the region’s continued population and job growth, which is expected to drive continued expansion in multi-family housing and large-scale commercial, recreational, and industrial projects. According to the Office of Economic Opportunity, more than 542,000 new jobs will be created in Arizona by 2031, representing an annualized growth rate of 1.6%, which is more than three times the projected overall U.S. growth rate of 0.5% during the same period, according to the U.S Bureau of Labor Statistics.
“Additionally, growth has moved to an area southwest of the City of Maricopa in Pinal County, which allowed us to activate a large amount of infrastructure that was built for such growth in the mid-2000s prior to the global financial crisis and housing market downturn. Commissioning these facilities to support a rapidly growing housing community in this area, along with others being planned, is a significant milestone for our company and for future recovery potential.
“According to the Arizona Commerce Authority, $49.7 billion of capital has been invested in Arizona for the years 2020 through 2022, which reflects an increase of 588% over the preceding three years. This has recently included major new manufacturing facility announcements by Taiwan Semiconductor, Intel, and Proctor & Gamble.
“All considered, we believe we remain well positioned within the path of this growth in and around metropolitan Phoenix and Tucson, and we expect these regionally planned service areas to ultimately create hundreds of thousands of new service connections.”
Q2 2023 Financial Summary
Revenues
Revenues in the second quarter of 2023 increased $1.3 million, or 11.0%, to $13.0 million compared to $11.7 million in the same period in 2022. The increase in revenue was primarily attributable to the increase in rates related to Rate Decision No. 78644, new connections associated with the acquisition of Farmers Water Co. (Farmers) in February 2023, and year over year organic growth in connections.
Revenues for the first half of 2023 increased $4.4 million, or 20.2%, to $26.1 million, primarily attributable to Infrastructure Coordination and Financing Agreements (ICFA) revenue earned during the 2023 period that did not occur in the prior period, with additional contributions from the increase in rates related to Rate Decision No. 78644; new connections associated with the acquisition of Farmers in February 2023; and organic connection growth.
Operating Expenses
Operating expenses in the second quarter of 2023 increased approximately $0.7 million, or 8.1%, to $10.0 million compared to $9.2 million in the same period in 2022. The increase was primarily related to the acquisition of Farmers in February 2023, higher salaries and wages and employee related expenses due to an increase in head count, and increased depreciation expense as a direct result of the increase in fixed assets.
Operating expenses for the first half of 2023 increased approximately $1.4 million, or 8.0%, to $19.3 million compared to $17.9 million in the same period in 2022. The increase was primarily related to the acquisition of Farmers in February 2023, higher salaries and wages and employee related expenses due to an increase in head count, increased deferred compensation and board compensation tied to the company’s stock price, and increased depreciation expense as a direct result of the increase in fixed assets. The increased operating expenses were partially offset by lower professional fees and regulatory expenses that were directly related to the rate case activity, capital raise and acquisition-related matters during the 2022 period.
Other Expense
Total other expense was $0.5 million in the second quarter of both 2023 and 2022.
Total other expense in the first half of 2023 increased $0.4 million, or 55.0%, to $1.0 million compared to $0.6 million for the same period in 2022. The increase was related to the $0.7 million reduction of income associated with Buckeye growth premiums as a result of fewer new meter connections in the area and an increase in interest expense of $0.1 million, partially offset by an increase in the allowance for funds used during construction (AFUDC) of $0.4 million during the first half of 2023.
Net Income
Net income totaled $1.7 million, or $0.07 per share, in the second quarter of 2023, compared to $2.1 million, or $0.09 per share, in the same period in 2022.
Net income increased $1.2 million to $4.2 million, or $0.18 per share, in the first half of 2023 compared to net income of $3.0 million, or $0.13 per share, for the first half of 2022.
Adjusted EBITDA
Adjusted EBITDA increased $0.6 million, or 10.5%, to $6.7 million in the second quarter of 2023 compared to $6.1 million in the same period in 2022.
Adjusted EBITDA increased $0.6 million, or 5.8%, to $11.9 million in the first half of 2023 compared to $11.2 million in the same period in 2022.
Dividend Policy
The company recently declared a monthly cash dividend of $0.02483 per common share (or $0.29796 per share on an annualized basis), which will be payable on August 31, 2023 to holders of record at the close of business on August 17, 2023.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the Arizona Corporation Commission (ACC). The company plans to continue to aggregate water and wastewater utilities, enabling the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of June 30, 2023, active service connections increased by 4,477, or 8.0%, to 60,291, compared to 55,814 at June 30, 2022. The increase in active service connections was primarily due to new connections associated with the acquisition of Farmers and organic growth in connections.
Arizona’s Growth Corridor: Positive Population and Economic Trends
There was a trend of positive growth in new connections during 2022, and in the first half of 2023 growth continued at a moderate rate. According to the 2020 U.S. Census Data, the Phoenix metropolitan statistical area (MSA) is the 11th largest MSA in the U.S. and had a population of 4.8 million, an increase of 14% over the 4.2 million people reported in the 2010 Census. Metropolitan Phoenix continues to grow due to its comparatively affordable housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The Employment and Population Statistics Department of the State of Arizona predicts that the Phoenix metropolitan area will have a population of 5.8 million people by 2030 and 6.5 million by 2040. The 12-month rolling average for job growth in Arizona as of June 30, 2023 was 2.8%, and the state continues to be ranked in the top 25 nationally for job growth.
Although market data indicates a general slowdown in housing for the Phoenix metropolitan area primarily due to inflation and increased interest rates, Global Water management believes that the company is well-positioned to benefit from the growth expected in the Phoenix metropolitan area due to the availability of lots, existing infrastructure in place within the company's services areas, and increased activity related to multi-family developments.
Conference Call
Global Water Resources will hold a conference call tomorrow to discuss its second quarter 2023 results, including a question-and-answer period.
Date: Thursday, August 10, 2023
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-844-825-9789
International dial-in number: 1-412-317-5180
Conference ID: 10181185
Webcast (live and replay): here
The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.
Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact CMA at 1-949-432-7566.
A replay of the call will be available after 4:00 p.m. Eastern time on the same day through August 24, 2023.
Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10181185
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 29 systems which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles over 1 billion gallons of water annually.
The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ 2022 Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.
To learn more, visit www.gwresources.com.
Use of Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including, EBITDA and adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; (iii) restricted stock expense related to awards made to executive officers; (iv) disposal of assets; and (v) ICFA revenue recognition.
Management believes that EBITDA and adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors a measure of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as

EBITDA and adjusted EBITDA, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and adjusted EBITDA to net income, the most comparable GAAP measure, is included in the schedules attached to this press release.
Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning our strategies; expectations about future business plans, prospective performance, growth, and opportunities, including expected growth in and around metropolitan Phoenix and Tucson and the resulting potential for new service connections; future financial performance; regulatory and ACC proceedings and approvals, such as the anticipated benefits resulting from Rate Decision No. 78644, including our expected collective revenue increase due to new water and wastewater rates; acquisition plans and our ability to complete additional acquisitions and the expected future benefits; our dividend policy; population and growth projections; technologies; trends relating to our industry, market, population and job growth, and housing permits; liquidity; plans and expectations for capital expenditures; and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
CFO and SVP
Tel (480) 999-5104
mike.liebman@gwresources.com
Investor Relations:
Ron Both or Grant Stude
CMA
Tel (949) 432-7566
GWRS@cma.team
Media Contact:
Tim Randall
CMA
Tel (949) 432-7572
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Land	$1,480	$1,480
Depreciable property, plant and equipment	378,190	344,043
Construction work-in-progress	70,442	66,039
Other	697	697
Less accumulated depreciation	(137,149)	(124,522)
Net property, plant and equipment	313,660	287,737
CURRENT ASSETS:
Cash and cash equivalents	2,007	6,561
Accounts receivable — net	3,061	2,139
Customer payments in-transit	251	462
Unbilled revenue	3,130	2,557
Taxes, prepaid expenses, and other current assets	1,419	2,439
Total current assets	9,868	14,158
OTHER ASSETS:
Goodwill	10,913	4,957
Intangible assets — net	10,146	10,139
Regulatory asset	3,073	3,169
Restricted cash	2,348	1,001
Right-of -use asset	1,717	1,891
Other noncurrent assets	35	34
Total other assets	28,232	21,191
TOTAL ASSETS	$351,760	$323,086
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$378	$2,173
Accrued expenses	8,381	8,056
Customer and meter deposits	1,685	1,682
Long-term debt — current portion	3,878	3,833
Leases — current portion	504	505
Total current liabilities	14,826	16,249
NONCURRENT LIABILITIES:
Line of credit	6,765	—
Long-term debt	103,259	104,945
Long-term lease liabilities	1,413	1,616
Deferred revenue - ICFA	19,380	20,974
Regulatory liability	6,361	6,371
Advances in aid of construction	105,240	93,656
Contributions in aid of construction — net	34,251	26,404
Deferred income tax liabilities, net	7,038	5,949
Acquisition liability	3,080	1,773
Other noncurrent liabilities	2,120	755
Total noncurrent liabilities	288,907	262,443
Total liabilities	303,733	278,692
Commitments and contingencies (Refer to Note 16)
SHAREHOLDERS’ EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 24,477,252 and 24,095,139 shares issued as of June 30, 2023 and December 31, 2022, respectively.	240	239
Treasury stock, 306,735 and 224,093 shares at June 30, 2023 and December 31, 2022, respectively.	(2)	(2)
Paid in capital	47,101	44,157
Retained earnings	688	—
Total shareholders’ equity	48,027	44,394
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$351,760	$323,086

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
REVENUES:
Water services	$6,557	$5,682	$11,396	$10,030
Wastewater and recycled water services	6,443	6,020	12,464	11,701
Unregulated revenues	—	5	2,268	5
Total revenues	13,000	11,707	26,128	21,736

OPERATING EXPENSES:
Operations and maintenance	3,181	2,942	5,970	5,485
General and administrative	4,104	3,876	8,011	7,656
Depreciation and amortization	2,705	2,427	5,360	4,770
Total operating expenses	9,990	9,245	19,341	17,911
OPERATING INCOME	3,010	2,462	6,787	3,825

OTHER INCOME (EXPENSE):
Interest expense	(1,281)	(1,057)	(2,449)	(2,262)
Allowance for equity funds used during construction	216	—	515	—
Other - Net	525	552	948	1,626
Total other expense	(540)	(505)	(986)	(636)

INCOME BEFORE INCOME TAXES	2,470	1,957	5,801	3,189
INCOME TAX BENEFIT (EXPENSE)	(731)	150	(1,596)	(193)
NET INCOME	$1,739	$2,107	$4,205	$2,996

Basic earnings per common share	$0.07	$0.09	$0.18	$0.13
Diluted earnings per common share	$0.07	$0.09	$0.17	$0.13
Dividends declared per common share	$0.07	$0.07	$0.15	$0.15

Weighted average number of common shares used in the determination of:
Basic	23,958,205	22,686,559	23,914,866	22,667,990
Diluted	24,038,902	22,867,290	24,033,994	22,876,273

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	4,205	$2,996
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	734	537
Depreciation and amortization	5,360	4,770
Right of use amortization	192	26
Amortization of deferred debt issuance costs and discounts	22	22
(Gain) Loss on disposal of fixed assets	(66)	(5)
Provision for credit losses	35	32
Deferred income tax expense	1,090	301
Changes in assets and liabilities
Accounts receivable	(885)	(375)
Other current assets	694	(463)
Accounts payable and other current liabilities	392	(1,339)
Other noncurrent assets	160	(483)
Other noncurrent liabilities	722	5,857
Net cash provided by operating activities	12,655	11,876

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(13,693)	(14,638)
Cash paid for acquisitions, net of cash acquired	(6,246)	(121)
Other cash flows from investing activities	—	(24)
Net cash used in investing activities	(19,939)	(14,783)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(3,572)	(3,343)
Advances in aid of construction	420	1,789
Refunds of advances for construction	—	(91)
Refunds of developer taxes	(5)	—
Proceeds from stock option exercise	—	3
Payments for taxes related to net shares settlement of equity awards	(357)	—
Principal payments under finance lease	(258)	(28)
Line of credit borrowings, net	6,765	—
Loan repayments	—	(233)
Repayments of bond	(1,917)	(1,917)
Net cash provided by (used in) financing activities	4,077	(3,820)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(3,207)	(6,727)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	7,562	13,443
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	4,355	6,716

Supplemental disclosure of cash flow information:

	Six Months Ended June 30,
	2023	2022
Cash and cash equivalents	$2,007	$4,791
Restricted Cash	2,348	1,925
Total cash, cash equivalents, and restricted cash	$4,355	$6,716

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2023 and 2022 is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net Income	$1,739	$2,107	$4,205	$2,996
Income tax expense (benefit)	731	(150)	1,596	193
Interest income	(2)	(2)	(7)	(4)
Interest expense	1,281	1,057	2,449	2,262
Depreciation	2,705	2,427	5,360	4,770
EBITDA	6,454	5,439	13,603	10,217
ICFA revenue	—	—	(2,268)	—
Management option expense	29	45	72	90
(Gain) loss on disposal of assets	(54)	2	(66)	(5)
Restricted stock expense	281	310	537	654
Rate case adjustment	—	276	—	276
EBITDA adjustments	256	633	(1,725)	1,015
Adjusted EBITDA	$6,710	$6,072	$11,878	$11,232